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                                                                   EXHIBIT 10.21


                    UNSECURED SUBORDINATED INSTALLMENT NOTE

$1,919,000                                                       October 1, 1996
                                                            Murrieta, California


     FOR VALUE RECEIVED, the undersigned, Exotic Materials, Inc., a California corporation (the "Borrower"), promises to pay to the order of Vitec Group US Holdings, Inc., a Delaware corporation (the "Creditor"), the principal amount of One Million Nine Hundred Nineteen Thousand Dollars ($1,919,000), or such lesser amount as may be outstanding on April 30, 2005, together with interest on the principal amount outstanding, from the date hereof until the principal amount of this Note is paid in full, at a rate equal to nine percent (9%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed (including the first day of the relevant period but excluding the last day). Any overdue principal of this Note shall bear interest, payable on demand, for each day until paid at a rate equal to ten (10%) per annum, but in no event shall such penalty interest exceed the maximum amount of interest permitted by applicable law.

     1. Installment payments. On April 30, 1997, and each April 30 thereafter during the term of this Note, the Borrower shall pay to the Creditor the amount set forth below. Such payments shall be applied first against any accrued but unpaid interest then the balance of any such payment against the principal then outstanding under the Note. Exhibit A attached hereto, allocates each of the following installment payments between interest and principal.

                  April 30, 1997 .................... $128,300
                  April 30, 1998 ....................  190,000
                  April 30, 1999 ....................  230,000
                  April 30, 2000 ....................  270,000
                  April 30, 2001 ....................  310,000
                  April 30, 2002 ....................  350,000
                  April 30, 2003 ....................  390,000
                  April 30, 2004 ....................  430,000
                  April 30, 2005 ....................  795,624

     2. Subordination. The Borrower's payment obligations hereunder are subordinated in right of payment to any indebtedness of the Borrower incurred for working capital purposes not exceeding $1,000,000 in principal amount outstanding at any time (the "Working Capital Facility"), provided, that so long as no default shall have occurred and be continuing under the Working Capital Facility, the Borrower's payment obligations under this Note shall not be impaired. If a default shall have occurred and be continuing under the Working Capital Facility, the Borrower shall not make any further payments to the Creditor, and the Creditor shall hold any amounts thereafter received from the Borrower in trust for the holders of the Working Capital Facility and pay over such amounts to such holders to be applied as required under the Working Capital Facility.

     3. Payment. Payments under this Note shall be made at the offices of the Creditor, at c/o M. Martell, Abberley Koolman, 521 Fifth Avenue, New York, New York 10175-0050, or at such other place or places within the United States as may be specified by the Creditor in a written notice to the Borrower.

     4. Covenants. Until the principal of and accrued interest on all indebtedness evidenced by this Note has been paid in full, the Borrower agrees that it shall not:

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     (a)  Liens. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its properties or assets (including the right to receive income) whether now owned or hereafter acquired, except (i) liens for taxes not delinquent, or being contested in good faith and the payment of which is secured in a manner satisfactory to the Creditor, (ii) liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations, (iii) purchase money security interests in machinery, equipment, fixtures, or other personal property, not including inventory or supplies, purchased by the Borrower and given to secure the deferred purchase price, provided that no such purchase money security interest shall extend to or cover any assets of the Borrower other than the asset being purchased and that the security interest in the asset being purchased shall secure only the purchase price thereof, and (iv) liens securing the Working Capital Facility.

     (b) Merger. Merge or consolidate or amalgamate with any other person or take any other action having a similar effect; provided, however, that this Section shall not prohibit any merger or acquisition of or by the Borrower if the Borrower shall be the surviving or continuing corporation thereof and, immediately after such merger or acquisition, no default hereunder ("Default") or event which with notice or the passage of time would constitute a default ("Event of Default") shall exist or shall have occurred and be continuing.

     (c) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions (other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment), without first offering to the Creditor in writing the opportunity to enter into such transaction on the same terms as have been presented to the Borrower, which offer shall expire 30 days after the date on which the Creditor receives such offer, provided, however, that this section shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all the business, assets, rights, revenues and property involved in the transaction or series of transactions, together with such aggregate book value of all other business, assets, rights, revenues and property sold, leased, licensed, transferred or otherwise disposed of by the Borrower and its subsidiaries in the same fiscal year constitutes less than 10% of the aggregate book value of the consolidated total tangible assets of the Borrower and its subsidiaries as of the end of the preceding fiscal year of the Borrower and, together with the aggregate book value of all other business, assets, rights, revenues and property sold, leased, licensed, transferred or otherwise disposed of by the Borrower and its subsidiaries during the entire period subsequent to the date of this Note constitutes less than 25% of the aggregate book value of consolidated total tangible assets of the Borrower and its subsidiaries as of the date of this Note, and if, immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

     (d) Sale of Stock. Sell or otherwise dispose of any shares of the Borrower's capital stock without first offering to the Creditor in writing the opportunity to enter into such transaction on the same terms as have been presented to the Borrower, which offer shall expire 30 days after the date on which the Creditor receives such offer, provided, however, that this section shall not prohibit any sale, distribution, or other disposition by the Borrower of shares of its common stock to persons who are officers, directors, employees, or agents of the Borrower at the time of such disposition.

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          (e) Dividends. Declare any dividends (other than dividends payable in the Borrower's capital stock) on any shares of its capital stock.

     5. Financial Reports. Until the principal of and accrued interest on all indebtedness evidenced by this Note has been paid in full, the Borrower agrees to furnish to the Creditor(a) on or before April 30 of each year, the consolidated and consolidating balance sheet of the Borrower and its subsidiaries as of such date and related statements of income for the fiscal year then ended, all in reasonable detail, reviewed by a firm of certified public accountants acceptable to the Creditor, and (b) as soon as available after the end of each fiscal quarter of the Borrower, the consolidated and consolidating balance sheet of the Borrower and its subsidiaries as of such date and related statements of income for the year-to-date portion then ended, all in reasonable detail, unaudited and subject to normal year-end adjustments.

     6. Defaults. It shall be a default under this Note if any of the following shall occur:

          (a) Any amount due hereunder is not paid to the Creditor within three business days after the due date; or

          (b) Any default occurs in the performance or observance of any other term, covenant, condition or agreement contained in this Note and the same continues for a period of five business days after the Borrower receives notice from the Creditor of such default; or

          (c) The Borrower shall be dissolved or liquidated (or any judgment, order, or decree therefor shall be entered), or shall generally not pay its debts when due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of its creditors, or shall institute, or there shall be instituted against it, any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian, or other similar official for its or any substantial part of its assets, rights, revenues, or property, and, if such proceeding is instituted against and is being contested by the Borrower in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 60 days, or the Borrower shall take any action to authorize or further any of the actions described above.

     7. Remedies. Upon the occurrence of any Default, the Creditor may by notice to the Borrower declare the outstanding principal of and accrued interest on all indebtedness to the Creditor provided for in this Note to be immediately due and payable, provided, that upon any event described in paragraph 6(c) occurring, all such amounts shall automatically become immediately due and payable without notice.

     8. Integration. This Note embodies the entire agreement and understanding between the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more obligations under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations shall not be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of this Note in any other jurisdiction.

     9. Suits for Enforcement and Remedies. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right and remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

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     10.  Waivers. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any Default. No single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

     11. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that the Creditor may not transfer or assign its rights or obligations hereunder without the prior written consent of the Borrower.

     12.  Miscellaneous.

          (a) This Note may not be modified or discharged orally, but only in writing duly executed by the holder hereof.

          (b) The Borrower and each endorser or guarantor hereof hereby waives demand, presentment for payment, notice of dishonor, protest and notice of protest and other notices of every kind, and all rights to plead any statute of limitations as a defense to any action hereunder.

          (c) The headings of the various Sections of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

          (d) This Note and the obligations of the Borrower and the rights of the Creditor shall be governed by, and for all purposes construed in accordance with, the laws of the State of California applicable to instruments made and to be performed entirely within such state.

     IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

                                        EXOTIC MATERIALS, INC.


                                        By:    /s/ ROBERT P. PERKINS
                                               -----------------------------
                                               Robert P. Perkins
                                        Title: Vice President & Chief Financial
                                               Officer


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                         EXHIBIT A

                           Allocation of Payment
   Payment          --------------------------------------
     Date           Interest      Principal        Total
--------------      --------      ---------       --------
April 30, 1997      $ 99,841       $ 28,459       $128,300
April 30, 1998       170,149         19,851        190,000
April 30, 1999       168,362         61,638        230,000
April 30, 2000       162,815        107,185        270,000
April 30, 2001       153,168        156,832        310,000
April 30, 2002       139,053        210,947        350,000
April 30, 2003       120,068        289,932        390,000
April 30, 2004        95,774        334,226        430,000
April 30, 2005        65,694        729,930        795,624